Contact:
Mark Chung
Director of Investor Relations
Brooks Automation, Inc.
(978) 262-2459
mark.chung@brooks.com
Brooks Automation Files Amended Form 10-K For 2005
Company to host conference call on the filing at 9:00 a.m. Eastern time on August 1, 2006
CHELMSFORD, Mass. — July 31, 2006 — Brooks Automation, Inc. (Nasdaq: BRKS) today announced that it has filed an amended Form 10-K with the Securities and Exchange Commission for the year ended September 30, 2005. Driven by matters related to past stock option grants, the Company has revised its financial statements for the fiscal years 1996 through 2005 to record cumulative additional non-cash, pre-tax stock-based compensation expense of $64.5 million. Additionally the Company recorded a $1.8 million income tax benefit related to the above charges.
The Company will hold a conference call on Tuesday, August 1, 2006 at 9:00 a.m. Eastern to discuss the impact of the restatement contained in the filing and the schedule of future filings.

Conference Call Date: Time:	Tuesday, August 1, 2006 9:00 a.m. Eastern

Dial in #: Passcode:	(706) 758-4839 3857605
A live Webcast of this conference call will be available in the investor relations section of the Brooks Automation web site, http://investor.brooks.com under the title “Update on Filing of 10-K/A for 2005.”
An archive of this Webcast will be made available following the conference call, and can be accessed for at least the next twelve months on the section for Webcasts at http://investor.brooks.com under the title “Update on Filing of 10-K/A for 2005.” A telephone replay will also be made available following the call at the following number: (706) 645-9291 beginning at 1:00 p.m. Eastern, Tuesday, August 1, 2006, and available 7 days.
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware, software and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.
“Safe Harbor” Statement under Section 21E of the Securities Exchange Act of 1934:
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause events identified above to proceed on a schedule different from our current expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding the Company’s intention to make specified filings with the Securities and Exchange Commission and the timing of those filings. Factors that could cause results to differ from our expectations include a change in the Company’s ability complete the filing of all current and past due reports with the Securities and Exchange Commission. As a result we can provide no assurance that our future activities will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.
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